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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of

                       The Securities Exchange Act of 1934



Date of Report (Date of earliest event reported)  December 17, 2001
                                                --------------------------------

                               SanDisk Corporation
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           Delaware                   000-26734                77-0191793
----------------------------------------------------------------------- --------
(State or other jurisdiction         (Commission             (IRS Employer
     of incorporation)               File Number)          Identification No.)

       140 Caspian Court, Sunnyvale, California                 94089
--------------------------------------------------------------------------------
       (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code  (408) 542-0500
                                                  ------------------------------
                                      None
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

ITEM 5.  OTHER EVENTS

A. On December 18, 2001, we issued the following press release regarding our Memorandum of Understanding with Toshiba Corporation:

     TOSHIBA AND SANDISK SIGN MEMORANDUM OF UNDERSTANDING TO CONSOLIDATE THEIR FLASHVISION MANUFACTURING AT TOSHIBA'S YOKKAICHI, JAPAN MEMORY FAB

     Move Expected To Realize  Significantly More Cost Competitive Manufacturing
     ---------------------------------------------------------------------------

     Of Advanced NAND  Flash Memory And Accelerate The Volume Production
     --------------------------------------------------------------------

     Of Next Generation .13-Micron NAND Flash
     ----------------------------------------

     Currently Under Joint Development
     ---------------------------------

     SUNNYVALE, CA, Dec. 18, 2001 - SanDisk Corporation (NASDAQ:SNDK) and
Toshiba Corporation announced today that they have signed a binding Memorandum
Of Understanding (MOU) under which the two companies will consolidate their FlashVision advanced NAND flash wafer fab manufacturing operations at Toshiba's memory fab at Yokkaichi, Japan. The two companies believe that they can achieve significantly more cost competitive NAND wafer manufacturing by consolidating all NAND wafer fab operations at Yokkaichi Toshiba currently manufactures
 .16-micron NAND flash wafers for the FlashVision joint venture at both Yokkaichi and at the Dominion Semiconductor facility in Manassas, Virginia. Yokkaichi is Toshiba's most advanced memory fab and has approximately twice the wafer fab capacity of the Dominion fab. Through this consolidation, Yokkaichi can provide significantly more cost-competitive NAND flash wafers than is possible at Dominion.

     Under the terms of the MOU, Toshiba will equip a portion of the Yokkaichi Fab which is currently not being utilized with the more advanced, FlashVision-owned NAND production tool-set from Dominion. Toshiba has agreed to undertake full responsibility for the NAND production transition from Dominion to Yokkaichi which is expected to be completed in 2002. The companies expect to be able to meet 100% of their customers' NAND requirements during the transition through increasing the current NAND manufacturing output at Yokkaichi. Once the consolidation is completed, Yokkaichi's total NAND wafer output will match the combined current NAND capacity of Yokkaichi and Dominion. The parties contemplate that the FlashVision operation at Yokkaichi will continue in essentially the same 50-50 joint venture form as it has done at the Dominion facility in Virginia.

     Yokkaichi is the site of Toshiba's advanced NAND development pilot line, and currently all new NAND products first enter volume production at Yokkaichi. This consolidation will streamline the transfer of new technology and thereby accelerate the volume transition in 2002 from .16-micron NAND to the more cost competitive NAND/MLC (multi-level cell), as well as the .13-micron NAND.

     Takeshi Nakagawa, President of Toshiba Semiconductor Company, said, "The centralization of flash memory production at Yokkaichi from Dominion will reinforce cost competitiveness and support smooth mass production at the initial stage of new products. We position NAND flash memory as the most important pillar of our memory business and we will try our best to expand its business. In line with this move, Toshiba will solidify relations with SanDisk, including product development with multi-level cell technology and advanced process technology. Under this alliance, we are very confident that we are leading and enjoy an advantageous position over our competitors."

     Eli Harari, SanDisk President and CEO, said, "Our NAND flash partnership with Toshiba is coming out stronger as a result of this consolidation. Toshiba's senior management shares our vision that the NAND flash partnership between our two companies has a great future and Toshiba has agreed to forego any NAND participation from a third partner. Although we are pleased with Dominion's performance, we feel that the consolidation opportunity with Toshiba at Yokkaichi affords us a unique opportunity to accelerate our access to one of the world's lowest cost sources for our NAND wafers. We believe the combination of the highly cost-efficient Yokkaichi facility and the FlashVision advanced equipment tool-set from Dominion will provide us with materially lower wafer costs over the long-term while preserving our near-term access to wafer supply. We plan to negotiate with our current lenders for the leasing of the FlashVision tool-set that will permit the transfer of these tools by FlashVision to the Yokkaichi facility. Assuming that the consolidation proceeds as planned, we do not expect to see any adverse financial impact in 2002, nor do we expect any reduction to our NAND supply relative to the current FlashVision plan at Dominion. We expect to begin to see a substantial positive impact to our NAND memory cost structure starting in the second half of 2002 and improving further in 2003 and beyond."

     SanDisk, the world's largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

     The matters discussed in this news release contain forward looking statements that are subject to risks and uncertainties including but not limited to statements relating to more competitive manufacturing costs, meeting customer product demands, accelerated transition of future technologies, margin improvements and successful re-negotiation of our lease commitments. Our actual results could differ materially from the statements made in such forward looking statements due to numerous risks and uncertainties. Specific factors which could cause the forward looking statements herein not to be achieved include, but are not limited to, the ability of the company to manufacture its products in volume, further decline of actual selling prices of our products, delay or failure by the parties to timely complete new definitive agreements incorporating the terms and concepts of the MOU, a delay in the discussed transfer of tools and technology to the Yokkaichi facility, other delays in the consolidation process, risks associated with having a single source of supply of NAND wafers, delay or failure to timely transfer future technologies from Toshiba's new technology pilot line, failure to meet customer requirements if customer demand increases significantly prior to completion of transfer and consolidation of manufacturing or failure of the parties to secure bank approval in connection with the transfer of equipment which could result in higher financing costs or require the company to undertake other means of financing, including self financing of the portion of the FlashVision tool-set SanDisk is responsible for. Other risks for SanDisk include those items described under the caption, "Factors That May Affect Future Results" in the company's annual report on Form 10-K and quarterly reports on Form 10-Q, filed with the Securities and Exchange Commission. The company assumes no obligation to update the information in this release.

The restructuring of our FlashVision busines involves many risks and uncertainties, including the risks described below.

                                 RISK FACTORS

Risks Related to Our Business

   Our operating results may fluctuate significantly, which may adversely affect our stock price

   Our quarterly and annual operating results have fluctuated significantly in the past and we expect that they will continue to fluctuate in the future. This fluctuation is a result of a variety of factors, including the following:

   .   unpredictable or declining demand for our products;

   .   decline in the average selling prices of our products due to competitive pricing pressures;

   .   seasonality in sales of our products;

   . natural disasters affecting the countries in which we conduct our business, particularly Japan, where our sole source of NAND flash memory wafer capacity will be located and, to a lesser extent, Taiwan and the United States;

    . excess capacity of flash memory from our competitors and our own new flash wafer capacity, which may cause an acceleration in the decline in our average selling prices;

    . difficulty of forecasting and management of inventory levels; in particular, building a large inventory of unsold product due to non-cancelable contractual obligations to purchase materials such as flash wafers, controllers, printed circuit boards and discrete components;

    . expenses related to obsolescence or devaluation of unsold inventory, or reserves necessary to protect us against future write-offs of unsold inventory;

    .  adverse changes in product and customer mix;

    . slower than anticipated market acceptance of new or enhanced versions of our products;

    . competing flash memory card standards, which displace the standards used in our products;

    .  changes in our distribution channels;

    .  fluctuations in our license and royalty revenue;

    . fluctuations in product costs, particularly due to fluctuations in manufacturing yields and utilization;

    . availability of sufficient silicon wafer foundry capacity to meet customer demand;

    . shortages of components such as capacitors and printed circuit boards required for the manufacturing of our products;

    . significant yield losses, which could affect our ability to fulfill customer orders and could increase our costs;

    . manufacturing flaws affecting the reliability, functionality or performance of our products, which could increase our product costs, reduce demand for our products or require product recalls;

    .  increased research and development expenses;

    . exchange rate fluctuations, particularly the U.S. Dollar to Japanese Yen exchange rate;

    . changes in general economic conditions, particularly in Japan and the European Union; and

    . reduced sales to our retail customers if consumer confidence continues to be adversely impacted by the September 11 terrorist attacks and subsequent events.

   Difficulty of estimating silicon wafer needs. When we order silicon wafers from our foundries, we have to estimate the number of silicon wafers needed to fill product orders several months into the future. If we overestimate this number, we will build excess inventories, which could harm our gross margins and operating results. On the other hand, if we underestimate the number of silicon wafers needed to fill product orders, we may be unable to obtain an adequate supply of wafers, which could harm our product revenues. Because our largest volume products, CompactFlash, MultiMediaCard and Secure Digital card, are sold into emerging consumer markets, it has been difficult to accurately forecast future sales. In addition, bookings visibility declined significantly late in the fourth quarter of 2000, and remains low due to the current economic uncertainty in our markets. A substantial majority of our quarterly sales are currently, and have historically been, from orders received and fulfilled in the same quarter, which makes accurate forecasting very difficult. Our product order backlog may fluctuate substantially from quarter to quarter.

   Variability of expense levels. Despite actions we have taken in 2001 to align expense levels with decreased revenues, we may need to hire additional personnel in certain business areas or otherwise increase our operating expenses in the future to support our sales and marketing efforts and research and development activities. We have significant fixed costs and we cannot readily reduce these expenses over the short term. If our revenues do not increase proportionately to our operating expenses, or if revenues decrease or do not meet expectations for a particular period, our business, financial condition and results of operations will be harmed.

   Variability of average selling prices and gross margins. Our product mix varies quarterly, which affects our overall average selling prices and gross margins. Our CompactFlash, MultiMediaCard and Secure Digital card products, which currently represent the majority of our product revenues, have lower average selling prices and gross margins than our higher capacity FlashDisk and FlashDrive products. We believe that sales of CompactFlash, MultiMediaCard and Secure Digital card products will continue to represent a significant percentage of our product revenues as consumer applications, such as digital cameras and digital music players, become more popular. Flash data storage markets are intensely competitive, and price reductions for our products are necessary to meet consumer price points. Due to continued oversupply in flash memory foundry capacity throughout 2001 and the economic slow-down in 2001, the decline in our average selling prices has been much more severe than the 22% decrease in 2000 and we expect that price declines for our products in the next several quarters could be significant. We have already experienced a 59% decline in our average selling price per megabyte of memory shipped in the first nine months of 2001. If we cannot reduce our product manufacturing costs in future periods to offset further price reductions, our gross margins and net profitability will suffer.

   In the fourth quarter we commenced retail sales of Memory Stick cards supplied to us under an OEM supply and purchase agreement with Sony Corporation, or Sony. We cannot assure you that the gross margins on the sale of Memory Stick products will be comparable to the gross margins from the sale of our other products.

   Variability of license fees and royalties. Our intellectual property strategy consists of cross-licensing our patents to other manufacturers of flash products. Under these arrangements, we earn license fees and royalties on individually negotiated terms. The timing of revenue recognition from these payments is dependent on the terms of each contract and on the timing of product shipments by the third parties. Our income from patent licenses and royalties can fluctuate significantly from quarter to quarter. A substantial portion of this income comes from royalties based on the actual sales by our licensees. Given the current market outlook for the fourth quarter of 2001 and beyond, sales of licensed flash products by our licensees may be substantially lower than the corresponding sales in recent quarters, which may cause a substantial drop in our royalty revenues. Because these revenues have higher gross margins than our product revenues, our overall gross margins and net income fluctuate significantly with changes in license and royalty revenues. We receive royalty revenue reports from certain of our licensees twice a year, and record all revenues one quarter in arrears. We cannot assure you that our existing licensees will renew their licenses upon expiration, or that we will be successful in signing new licensees in the future. We align estimates to actual reported royalty revenues when reports are received.

   Our selling prices may be affected by excess capacity in the market for flash memory products

   Through the first nine months of 2001, worldwide flash memory supply exceeded customer demand, causing excess supply in the markets for our products and significant declines in average selling prices. If this situation continues throughout the fourth quarter of 2001 and beyond, price declines for our products could continue to be significant. If we cannot reduce our product manufacturing costs to offset these reduced prices, our gross margins and net profitability will be adversely impacted.

   Our business depends significantly upon consumer products

   In the first nine months of 2001, we continued to receive more product revenue and ship more units of products for consumer electronics applications, including digital cameras and PDAs, compared to other applications. The consumer market is intensely competitive and is more price sensitive than our other target markets. In addition, we must spend more on marketing and promotion in consumer markets to establish brand name recognition and drive demand.

   A significant portion of our sales to the consumer electronics market is made through distributors and to retailers. Sales through these channels typically include rights to return unsold inventory. As a result, we do not recognize revenue until after the product has been sold through to the end user. If our distributors and retailers are not successful in this market, there could be substantial product returns, which would harm our business, financial condition and results of operations.

   There is seasonality in our business

   Sales of our products, in particular the sale of CompactFlash, MultiMediaCard, Secure Digital card, SmartMedia card and Memory Stick products, in the consumer electronics market may be subject to seasonality. As a result, product sales may be impacted by seasonal purchasing patterns with higher sales generally occurring in the second half of each year. In addition, in the past we have experienced a decrease in orders in the first quarter from our Japanese OEM customers primarily because most customers in Japan operate on a fiscal year ending in March and prefer to delay purchases until the beginning of their next fiscal year.

   In transitioning to new processes and products, we face production and market acceptance risks

  General. Successive generations of our products have incorporated semiconductor devices with greater memory capacity per chip. Two important factors have enabled us to decrease the cost per megabyte of our flash data storage products: the development of higher capacity semiconductor devices and the implementation of smaller geometry manufacturing processes. A number of challenges exist in achieving a lower cost per megabyte, including:

    . lower yields often experienced in the early production of new semiconductor devices;

    . manufacturing flaws with new processes including manufacturing processes at our subcontractors which may be extremely complex;

    . problems with design and manufacturing of products that will incorporate these devices, which may result in delays or product recalls; and

    .  production delays.

   Because our products are complex, we periodically experience significant delays in the development and volume production ramp up of our products. Similar delays could occur in the future and could harm our business, financial condition and results of operations.

   NAND MLC flash technology. We have developed new products based on NAND MLC (Multi Level Cell) flash technology, a flash architecture designed to store two bits in each flash memory cell. High density flash memory, such as NAND MLC flash, is a complex technology that requires strict manufacturing controls and effective test screens. Problems encountered in the shift to volume production for new flash products could impact both reliability and yields, and result in increased manufacturing costs and reduced product availability. NAND MLC technology is highly complex and has not previously been successfully commercialized. We may not be able to manufacture future generations of NAND MLC products with yields sufficient to result in lower costs per megabyte. If we are unable to bring future generations of high density flash memory into full production as quickly as planned or if we experience unplanned yield or reliability problems, our revenues and gross margins will decline.

   Secure Digital card products. SanDisk, along with Matsushita and Toshiba, jointly developed and jointly promote the Secure Digital card. The Secure Digital card incorporates advanced security and copyright protection features required by the emerging markets for the electronic distribution of music, video and other copyrighted works. Although the Secure Digital card is designed specifically to address the copy protection rights of the content providers, there can be no assurance that these content providers will find these measures sufficient or will agree to support them. Furthermore, there is no assurance that consumers will widely adopt Secure Digital cards, as they only operate with copyrighted content. Conversely, broad acceptance of our Secure Digital card by consumers will likely reduce demand for our MultiMediaCard and CompactFlash card products. See "--The success of our business depends on emerging markets and new products."

   Memory Stick products. In September 2001 we signed an agreement with Sony involving their Memory Stick card format. Under the agreement Sony will supply us a portion of their Memory Stick output for us to resell under the SanDisk brand name. Sony has also agreed to purchase a portion of their NAND memory chip requirements from us provided that we meet market competitive pricing for these components. In addition, the two companies agreed to co-develop and co-own the specifications for the next generation Memory Stick. Each company will have all rights to manufacture and sell this new generation Memory Stick. We cannot assure you that this new business will generate substantial revenues or gross margin contributions for us. Consumers may prefer to purchase the Sony brand Memory Stick over our SanDisk brand Memory Stick. Furthermore, the second generation Memory Stick is still in the early stages of development and is not expected to generate significant sales before 2003 at the earliest. We cannot assure you that the second generation Memory Stick will achieve commercial success in the marketplace when it is introduced.

   We are transitioning our technology to NAND-based products. The transition to NAND-based products is very complex, and requires good execution from our manufacturing, technology, quality, marketing, and sales and customer support staffs. If the current soft market conditions continue through the fourth quarter of this year and beyond, or if we are unable for any reason to achieve customer acceptance of our card products built with these NAND flash chips, we will experience a significant increase in our inventory, as we are contractually obligated, and expect to continue to be obligated after the restructuring of our FlashVision business, to purchase half of FlashVision's NAND wafer production output. This may result in inventory write offs and have a material adverse effect on our business, results of operations and financial condition.

   In the third quarter of 2001, we began to purchase controller wafers from UMC and are continuing development of advanced flash memory technology at the
0.15 micron technology design rules.

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   We depend on third party foundries for silicon wafers

   All of our flash memory card products require silicon wafers, the majority of which are currently supplied by Toshiba's wafer facility at Yokkaichi, Japan and through our FlashVision joint venture in Virginia, as well as UMC in Taiwan. After the restructuring of our FlashVision business, all of our NAND wafers will be supplied by Toshiba's Yokkaichi wafer facility. If Toshiba, FlashVision and UMC are uncompetitive or are unable to satisfy these requirements, our business, financial condition and operating results may suffer. Any disruption in supply from these sources due to natural disaster, power failure, labor unrest or other causes could significantly harm our business, financial condition and results of operations.

   Under the terms of our wafer supply agreements with Toshiba, FlashVision and UMC, we are obligated to provide a rolling forecast of anticipated purchase orders for the next six calendar months. Generally, the estimates for the first three months of each forecast are binding commitments. The estimates for the remaining months may only be changed by a certain percentage from the previous month's forecast. This limits our ability to react to fluctuations in demand for our products. For example, if customer demand falls below our forecast and we are unable to reschedule or cancel our wafer orders, we may end up with excess wafer inventories, which could result in higher operating expenses and reduced gross margins. Conversely, if customer demand exceeds our forecasts, we may be unable to obtain an adequate supply of wafers to fill customer orders, which could result in dissatisfied customers, lost sales and lower revenues. In addition, in February 2000, we entered into a capacity and reservation deposit agreement with UMC. To reserve additional foundry capacity under this agreement, we paid UMC a reservation deposit. This deposit will be refunded to us on a quarterly basis, over the agreement term, if we purchase the full wafer capacity reserved for us. We may forfeit part of our deposit if we are unable to utilize our reserved capacity within four quarters of the end of the agreement term. If we are unable to obtain scheduled quantities of wafers with acceptable price and yields from any foundry, our business, financial condition and results of operations could be harmed.

   Our investment in new flash memory wafer production may result in increased expenses and fluctuations in operating results

     FlashVision, L.L.C. On June 30, 2000, we closed a transaction with Toshiba providing for the joint development and manufacture of 512 megabit and 1 gigabit flash memory chips and Secure Digital card controllers. As a part of this transaction, we and Toshiba formed and contributed initial funding to FlashVision, a joint venture to equip and operate a silicon wafer manufacturing line at Dominion Semiconductor in Virginia. In January 2001, we invested the final $15.0 million of our $150.0 million cash commitment, as of November 30, 2001 we had guaranteed $138.0 million in equipment lease lines, and as of January 2002, we expect to have guarantee obligations in the amount of $157.6 million to equip Toshiba's Dominion Semiconductor manufacturing clean room with advanced wafer processing equipment. We will guarantee a total of up to $175.0 million in equipment lease lines. In December 2001, we agreed with Toshiba to restructure our FlashVision business and to transfer its operations to Toshiba's Yokkaichi fabrication facility in Japan.

     We are using the new production capacity at Dominion to manufacture primarily NAND flash memory wafers with minimum lithographic feature size of
0.16 micron initially, moving to 0.13 micron in the future. Such minimum feature sizes are considered today to be among the most advanced for mass production of silicon wafers. Therefore, it is difficult to predict how long it will take to achieve adequate yields, reliable operation, and economically attractive product costs based on our new designs. Introduction of new feature sizes and technologies will be subject to the same risks and uncertainties after the restructuring of our FlashVision business. We currently and will continue to rely on Toshiba to address these challenges. With our investments in the Dominion facility and in Toshiba's Yokkaichi facility after the restructuring of our FlashVision business, we are now and will continue to be exposed to the adverse financial impact of any delays or manufacturing problems associated with wafer production lines. Any problems or delays in volume production at the Dominion fabrication facility or the Yokkaichi fabrication facility could adversely impact our operating results in 2001 and beyond.

   We incurred substantial start up expenses related to the hiring and training of manufacturing personnel, facilitizing the clean room and installing equipment at the Dominion fabrication facility. Although as a part of

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our agreement with Toshiba to restructure our FlashVision business we will recapture substantially all of the Dominion start up expenses, we will incur similar start up expenses in connection with the new Yokkaichi fabrication facility. In addition, under the terms of the MOU, we may not achieve the expected cost benefits until the second half of 2002, if at all. Until the transition of the Dominion tool-set is completed, we will rely solely on the current Yokkaichi fabrication facility for our NAND wafers. If we experience increased demand during this transition period, we may not be able to procure a sufficient number of wafers from Toshiba to meet this demand, which would harm our business and operating results. Under our agreement with Toshiba, we are committed to purchase 50% of the output from the Dominion fabrication facility prior to the FlashVision restructuring and from the Yokkaichi fabrication facility after the restructuring. Apart from our commitment to purchase our share of the FlashVision wafer output from Yokkaichi after the restructuring, we will also purchase NAND wafers from Toshiba's current Yokkaichi fabrication facility on a foundry relationship basis. This foundry relationship will be conducted under a firm purchase order commitment over rolling three-month periods. NAND wafers are ordered under purchase orders at market prices and cannot be cancelled. If we place purchase orders with Toshiba and our business condition deteriorates, we may end up with excess inventories of NAND wafers, which could harm our business and financial condition. We will incur startup costs and pay our share of ongoing operating activities even if we do not utilize our full share of the Dominion or new Yokkaichi output. Should customer demand for NAND flash products be less than our available supply, we may suffer from reduced revenues and increased expenses, and increased inventory of unsold NAND flash wafers, which could adversely affect our operating results. In order for us to sell NAND based CompactFlash, MultiMediaCards and Secure Digital cards, we have been developing new controllers, printed circuit boards and test algorithms because the architecture of NAND flash is significantly different from our current NOR flash designs. Any technical difficulties or delays in the development of these elements could prevent us from taking advantage of the available NAND output and could adversely affect our results of operations.

   Tower Semiconductor. On July 4, 2000, we entered into a share purchase agreement to make a $75.0 million investment in Tower Semiconductor, or Tower, in Israel, representing approximately 10% ownership of Tower. The investment is subject to the completion of certain milestones. During the first nine months of 2001, Tower satisfied the closing conditions of the share purchase agreement and completed the first two milestones. Under the terms of the agreement, we invested $42.0 million to purchase 1,599,931 ordinary shares and obtain wafer credits of $21.4 million. In September 2001, we agreed to convert 75% of our wafer credits to equity at a price of $12.75 per share and received an additional 1,284,007 ordinary shares. Due to the decline in the value of Tower's common stock, we recorded a loss of $5.4 million on this exchange in the third quarter of 2001. Additional contributions will take the form of mandatory warrant exercises for ordinary shares at an exercise price of $30.00 per share if other milestones are met. The warrants will expire five years from the date of grant, and in the event the key milestones are not achieved, the exercise of these warrants will not be mandatory. We expect first wafer production to commence at the new fabrication facility in late 2002. Due to the continued weakness in the semiconductor industry, the value of our Tower investment and remaining wafer credits had declined to $22.6 million on September 30, 2001. It was determined that this decline was other than temporary, as defined by generally accepted accounting principles and a loss of $14.0 million was recorded in the third quarter of 2001.

   Tower's completion of the wafer foundry facility is dependent on its ability to obtain additional financing for the foundry construction from equity and other sources and the release of grants and approvals for changes in grant programs from the Israel government's Investment Center. If Tower is unable to complete foundry construction in a timely manner or is unable to successfully complete the development and transfer of advanced CMOS process technologies and ramp-up of production, the value of our investment in Tower will decline and we may be unable to obtain the wafers needed to manufacture our products, which would harm our results of operations. In addition, the value of our investment in Tower may be adversely affected by a further deterioration of conditions in the market for foundry manufacturing services and the market for semiconductor products generally. If the fair value of the Tower investment declines further, it may be necessary to record additional losses.

   The success of our business depends on emerging markets and new products

   In order for demand for our products to grow, the markets for new products that use CompactFlash, the MultiMediaCard, and Secure Digital card such as digital cameras, portable digital music players and cellular phones, must develop and grow. If sales of these products do not grow, our revenues and profit margins could be adversely impacted.

   In the second and third quarters of 2001, we experienced a substantial drop in demand from our MultiMediaCard customers, which we believe is attributable to the switch by these customers to the Secure Digital Card as well as the generally soft market conditions.

   The success of our new product strategy will depend upon, among other things, the following:

    . our ability to successfully develop new products with higher memory capacities and enhanced features at a lower cost per megabyte;

    . the development of new applications or markets for our flash data storage products;

    . the adoption by the major content providers of the copy protection features offered by our Secure Digital card products;

    . the extent to which prospective customers design our products into their products and successfully introduce their products; and

    . the extent to which our products or technologies become obsolete or noncompetitive due to products or technologies developed by others.

   512 megabit and 1 gigabit flash memory card products. On June 30, 2000, we closed a transaction with Toshiba providing for the joint development of 512 megabit and 1 gigabit flash memory chips and the manufacture of Secure Digital card controllers. As part of this venture, we and Toshiba plan to employ Toshiba's 0.16 micron and future 0.13 micron NAND flash integrated circuit manufacturing technology and SanDisk's multilevel cell flash and controller system technology. During the third quarter of 2000, we announced with Toshiba the completion of the joint development of the 512 megabit NAND flash chip employing Toshiba's 0.16 micron manufacturing process technology. We began employing the 512 megabit technology in the second half of 2001, and expect to commence shipments of cards employing the 1 gigabit technology in the first quarter of 2002. The development of 512 megabit and 1 gigabit flash memory chips and Secure Digital card controllers is expected to be complex and incorporates SanDisk and Toshiba technology that is still under development. We cannot assure you that we and Toshiba will successfully develop and bring into full production with acceptable yields and reliability these new products or the underlying technology, or that any development or production ramp will be completed in a timely or cost-effective manner. If we are not successful in any of the above, or if our cost structure is not competitive, our business, financial condition and results of operations could suffer.

   We may be unable to maintain market share

   During periods of excess supply in the market for our flash memory products, such as we have experienced in the first nine months of 2001 and continue to experience, we may lose market share to competitors who aggressively lower their prices. Conversely, under conditions of tight flash memory supply, we may be unable to increase our production volumes at a sufficiently rapid rate so as to maintain our market share. Ultimately, our growth rate depends on our ability to obtain sufficient flash memory wafers and other components to meet demand. If we are unable to do so in a timely manner, we may lose market share to our competitors. Currently we are experiencing severe price competition for our products which is adversely impacting our product gross margins and overall profitability.

   Our international operations make us vulnerable to changing conditions and currency fluctuations

   Political risks. Currently, a significant portion of our flash memory wafers is produced by Toshiba in Japan and UMC in Taiwan. After the restructuring of our FlashVision business, all of our flash memory wafers will be produced overseas by Toshiba and UMC. We also use third-party subcontractors in Taiwan and China for the assembly and testing of some of our card and component products. We may therefore be affected by the political, economic and military conditions in Taiwan. Taiwan is currently engaged in various political disputes with China and in the past both countries have conducted military exercises in or near the other's territorial

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

airspace. The Taiwanese and Chinese governments may escalate these disputes, resulting in an economic embargo, a disruption in shipping routes or even military hostilities. This could harm our business by interrupting or delaying the production or shipment of flash memory wafers or card products by our Taiwanese foundries and subcontractor. See "--We depend on our suppliers and third party subcontractors."

   We use a third-party subcontractor in China for the assembly and testing of our CompactFlash products. As a result, our business could be harmed by the effect of political, economic, legal and other uncertainties in China. Under its current leadership, the Chinese government has been pursuing economic reform policies, including the encouragement of foreign trade and investment and greater economic decentralization. The Chinese government may not continue to pursue these policies and, even if it does continue, these policies may not be successful. The Chinese government may also significantly alter these policies from time to time. In addition, China does not currently have a comprehensive and highly developed legal system, particularly with respect to the protection of intellectual property rights. As a result, enforcement of existing and future laws and contracts is uncertain, and the implementation and interpretation of such laws may be inconsistent. Such inconsistency could lead to piracy and degradation of our intellectual property protection.

   Although we do not believe the current political unrest in Israel represents a major security problem for Tower since Migdal Haemek, Israel is in a relatively secure geographic location, the unrest may expand and even if it remains at current levels, could cause scheduling delays, as well as economic uncertainty, which could cause potential foundry customers to go elsewhere for their foundry business. Moreover, if U.S. military actions in Afghanistan result in retaliation against Israel, Tower's fabrication facility and our engineering design center in Israel may be adversely impacted. We cannot assure you that the Tower facility will be completed or will begin production as scheduled, or that the processes needed to fabricate our wafers will be qualified at the new facility. Moreover, we cannot assure you that this new facility will be able to achieve acceptable yields or deliver sufficient quantities of wafers on a timely basis at a competitive price. Furthermore, if the current depressed business conditions for semiconductor wafers persists beyond 2002, Tower may be unable to operate their new fabrication facility at an optimum capacity utilization, which would cause them to operate at a loss. In addition, while the political unrest has not yet posed a direct security risk to our engineering design center in Israel, it may cause unforeseen delays in the development of our products.

   Economic risks. We price our products primarily in U.S. Dollars. Given the recent economic conditions in Asia and the European Union and the weakness of the Euro, Yen and other currencies relative to the U.S. Dollar, our products may be relatively more expensive in these regions, which could result in a decrease in our sales. While most of our sales are denominated in U.S. Dollars, we invoice certain Japanese customers in Japanese Yen and are subject to exchange rate fluctuations on these transactions, which could harm our business, financial condition and results of operations.

   General risks. Our international business activities could also be limited or disrupted by any of the following factors:

    .  the need to comply with foreign government regulation;

    . general geopolitical risks such as political and economic instability, potential hostilities and changes in diplomatic and trade relationships;

    . natural disasters affecting the countries in which we conduct our business, particularly Japan, such as the earthquakes experienced in Taiwan in 1999 and in Japan in previous years;

    . imposition of regulatory requirements, tariffs, import and export restrictions and other barriers and restrictions;

    . longer payment cycles and greater difficulty in accounts receivable collection, particularly as we increase our sales through the retail distribution channel, and general business conditions deteriorate;

    .  adverse tax rules and regulations;

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    .  weak protection of our intellectual property rights; and

    .  delays in product shipments due to local customs restrictions.

   We depend on our suppliers and third party subcontractors

     We rely on our vendors, some of which are sole source suppliers, for several of our critical components. We do not have long-term supply agreements with some of these vendors. Our business, financial condition and operating results could be significantly harmed by delays or reductions in shipments if we are unable to develop alternative sources or obtain sufficient quantities of these components. For example, after the restructuring of our FlashVision business, we will rely on Toshiba's Yokkaichi fabrication facility for all of our flash memory wafers. Any disruption in the supply of waters from the Yokkaichi fabrication facility would severely adversely impact our business. Until the transition of the Dominion tool-set is completed, we will rely solely on the current Yokkaichi fabrication facility for our NAND wafers. If we experience increased demand during this transition period, we may not be able to procure a sufficient number of wafers from Toshiba to meet this demand, which would harm our business and operating results.

   We also rely on third-party subcontractors for a substantial portion of wafer testing, packaged memory final testing, card assembly and card testing, including Silicon Precision Industries Co., Ltd. in Taiwan and Celestica, Inc. in China. These subcontractors will also be assembling and testing a majority of our mature, high-volume products. We began transferring portions of our testing and assembly operations to these subcontractors in the second half of 1999. In the fourth quarter of 2001, we transferred all of our card assembly and test manufacturing operations from our Sunnyvale location to offshore subcontractors. Any problems in this complex transition may result in a disruption of production and a shortage of product to meet customer demand. We have no long-term contracts with these subcontractors and cannot directly control product delivery schedules. Any significant problems that occur at our subcontractors, or their failure to perform at the level we expect could lead to product shortages or quality assurance problems, which could increase the manufacturing costs of our products and have adverse effects on our operating results. Furthermore, we are moving to turnkey manufacturing with some of our subcontract suppliers, which may reduce our visibility and control of their inventories of purchased parts necessary to build our products.

   Our markets are highly competitive

   Flash memory manufacturers and memory card assemblers. We compete in an industry characterized by intense competition, rapid technological changes, evolving industry standards, declining average selling prices and rapid product obsolescence. Our competitors include many large domestic and international companies that have greater access to advanced wafer foundry capacity, substantially greater financial, technical, marketing and other resources, broader product lines and longer standing relationships with customers.

   Our primary competitors include companies that develop and manufacture storage flash chips, such as Hitachi, Samsung, Micron Technology and Toshiba. In addition, we compete with companies that manufacture other forms of flash memory and companies that purchase flash memory components and assemble memory cards. Companies that manufacture socket flash, linear flash and components include Advanced Micro Devices, Atmel, Fujitsu, Intel, Macronix, Mitsubishi, Sharp Electronics and ST Microelectronics. Companies that combine controllers and flash memory chips developed by others into flash storage cards include Dane-Elec Manufacturing, Delkin Devices, Inc., Feiya Technology Corporation, Infineon Technologies, Kingston Technology, Lexar Media, M-Systems, Matsushita Battery, PNY, Panasonic, Pretec, Silicon Storage Technology, Silicon Tek, Simple Technology, Sony Corporation, TDK Corporation and Viking Components.

   In addition, many companies have been certified by the CompactFlash Association to manufacture and sell their own brand of CompactFlash. We believe additional manufacturers will enter the CompactFlash market in the future.

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

   We have entered into an agreement with Matsushita and Toshiba, forming the Secure Digital Association, or SD Association, to jointly develop and promote a next generation flash memory card called the Secure Digital card. Under this agreement, royalty-bearing Secure Digital card licenses will be available to other flash memory card manufacturers, which will increase the competition for our Secure Digital card, CompactFlash and MultiMediaCard products. In addition, Matsushita and Toshiba have commenced selling Secure Digital cards that will compete directly with our products. While other flash card manufacturers will be required to pay the SD Association license fees and royalties, which will be shared among Matsushita, Toshiba and us, there will be no royalties or license fees payable among the three companies for their respective sales of the Secure Digital card. Thus, we will forfeit potential royalty income from Secure Digital card sales by Matsushita and Toshiba.

   In addition, we and Toshiba will each separately market and sell any 512 megabit and 1 gigabit flash memory chips developed and manufactured under our relationship. Accordingly, we will compete directly with Toshiba for sales of these advanced chips.

   We have entered into patent cross-license agreements with several of our leading competitors including Hitachi, Intel, Lexar, SST, Samsung, Sharp, Sony, Toshiba and TDK. Under these agreements, each party may manufacture and sell products that incorporate technology covered by the other party's patents related to flash memory devices. As we continue to license our patents to certain of our competitors, competition will increase and may harm our business, financial condition and results of operations. Currently, we are engaged in licensing discussions with several of our competitors. There can be no assurance that we will be successful in concluding licensing agreements under terms which are favorable to us, or at all.

   Alternative storage media. Competing products have been introduced that promote industry standards that are different from our products including Toshiba's SmartMedia, Sony Corporation's Memory Stick, Sony's standard floppy disk used for digital storage in its Mavica digital cameras, Panasonic's Mega Storage cards, Iomega's Clik drive, a miniaturized, mechanical, removable disk drive, M-Systems' DiskOnKey, a USB-based memory device, and the Secure MultiMediaCard from Hitachi and Infineon. Each competing standard may not be mechanically and electronically compatible with CompactFlash, MultiMediaCard and Secure Digital card. If a manufacturer of digital cameras or other consumer electronic devices designs in one of these alternative competing standards, CompactFlash, MultiMediaCard, or Secure Digital card will be eliminated from use in that product.

   IBM's microdrive, a rotating disk drive in a Type II CompactFlash format competes directly with our larger capacity memory cards. M-Systems' DiskOnChip 2000 Millennium product competes against our Flash chipset products in embedded storage applications such as set top boxes and networking appliances.

     The adoption of consumer electronics products that use the Memory Stick may erode the overall market share for other card formats. Sony has licensed its proprietary Memory Stick to other companies and Sony has agreed to supply us a portion of their Memory Stick output for resale under our brand name. If consumer electronics products using the Memory Stick achieve widespread use, sales of our MultiMediaCard, Secure Digital card and CompactFlash products may decline. Our MultiMediaCard products also have faced significant competition from Toshiba's SmartMedia flash cards. Recently, Hitachi, Infineon, Sanyo and Fujitsu have proposed their Secure MultiMediaCard which provides the copy protection function that is included in our Secure Digital card. Should this initiative gain industry wide acceptance, it may reduce the widespread adoption of the Secure Digital card.

   In addition, other companies, such as Sanyo, DataPlay and Matrix Semiconductor have announced products or technologies that may potentially compete with our products.

   Alternative flash technologies. We also face competition from products based on multilevel cell flash technology from Intel and Hitachi. These products currently compete with our NAND MLC products. Multilevel cell flash is a technological innovation that allows each flash memory cell to store two bits of information instead of the traditional single bit stored by the industry standard conventional flash technology.

   Furthermore, we expect to face competition both from existing competitors and from other companies that may enter our existing or future markets that have similar or alternative data storage solutions, which may be less costly or provide additional features. For example, Infineon has formed a joint venture with Saifun, an Israeli startup company, to develop a proprietary flash memory technology which will be targeted at low cost data storage applications. Price is an important competitive factor in the market for consumer products. Increased price competition could lower gross margins if our average selling prices decrease faster than our costs and could also result in lost sales.

   Sales to a small number of customers represent a significant portion of our revenues

   Sales to our top 10 customers accounted for approximately 52% and 54% of our product revenues in the third quarter and first nine months of 2001, compared to 56% and 49% in the same periods of 2000. In the first nine months of 2001, sales to one customer totaled 12% of product sales, while there was no customer that represented more than 10% of product sales in the first nine months of 2000. If we were to lose one of our major customers or experience any material reduction in orders from any of these customers, our revenues and operating results would suffer. Our sales are generally made by standard purchase orders rather than long-term contracts. In addition, the composition of our major customer base changes from year to year as the market demand for our customers' products changes.

   Our multiple sales channels may compete for a limited number of customer sales

   Web-based sales of our products today represent a small but growing portion of our overall sales. Sales on the Internet tend to undercut traditional distribution channels and may dramatically change the way our consumer products are purchased in future years. We cannot assure you that we will successfully develop the Internet sales channel or successfully manage the inherent conflict between the Internet and our traditional sales channels.

   We must achieve acceptable wafer manufacturing yields

     The fabrication of our products requires wafers to be produced in a highly controlled and ultra clean environment. Semiconductor companies that supply our wafers sometimes have experienced problems achieving acceptable wafer manufacturing yields. Semiconductor manufacturing yields are a function of both our design technology and the foundry's manufacturing process technology. Low yields may result from design errors or manufacturing failures. Yield problems may not be determined or improved until an actual product is made and can be tested. As a result, yield problems may not be identified until the wafers are well into the production process. The risks associated with yields are even greater because we will rely exclusively on independent offshore foundries for our wafers which increases the effort and time required to identify, communicate and resolve manufacturing yield problems. If the foundries cannot achieve planned yields, we will experience higher costs and reduced product availability, which could harm our business, financial condition and results of operations.

   In addition, we cannot assure you that the Dominion fabrication facility or the Yokkaichi fabrication facilities will produce satisfactory quantities of wafers with acceptable prices, reliability and yields. Any failure in this regard could materially harm our business, financial condition and results of operations. During the transition from the Dominion fabrication facility to the new Yokkaichi fabrication facility, when we will be solely reliant on the current Yokkaichi fabrication facility, any such failure will be particularly harmful to us as we will not have an alternate source of supply. In addition, we have no experience in operating a wafer manufacturing line and we intend to rely on the existing manufacturing organizations at the Yokkaichi fabrication facilities. The new Yokkaichi fabrication facility will be tasked to "copy exactly" the same manufacturing flow employed by Toshiba in its existing Yokkaichi fabrication facility but we cannot assure you that they will be successful in manufacturing these advanced NAND flash products on a cost-effective basis or at all.

   Risks associated with patents, proprietary rights and related litigation

   General. We rely on a combination of patents, trademarks, copyright and trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. In the past, we have been involved in significant disputes regarding our intellectual property rights and claims that we may be infringing third parties' intellectual property rights. We expect that we may be involved in similar disputes in the future. We cannot assure you that:

    .  any of our existing patents will not be invalidated;

    .  patents will be issued for any of our pending applications;

    . any claims allowed from existing or pending patents will have sufficient scope or strength;

    . our patents will be issued in the primary countries where our products are sold in order to protect our rights and potential commercial advantage; or

    .  any of our products do not infringe on the patents of other companies.

   In addition, our competitors may be able to design their products around our patents.

   We intend to vigorously enforce our patents but we cannot be sure that our efforts will be successful. If we were to have an adverse result in any litigation, we could be required to pay substantial damages, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology, discontinue the use of certain processes or obtain licenses to the infringing technology. Any litigation is likely to result in significant expense to us, as well as divert the efforts of our technical and management personnel.

   Cross-licenses and indemnification obligations. If we decide to incorporate third party technology into our products or if we are found to infringe on others' intellectual property, we could be required to license intellectual property from a third party. We may also need to license some of our intellectual property to others in order to enable us to obtain cross-licenses to third party patents. Currently, we have patent cross-license agreements with several companies, including Hitachi, Intel, Lexar, Samsung, Sharp, SST, Sony, TDK and Toshiba and we are in discussions with other companies regarding potential cross-license agreements. We cannot be certain that licenses will be offered when we need them, or that the terms offered will be acceptable. If we do obtain licenses from third parties, we may be required to pay license fees or royalty payments. In addition, if we are unable to obtain a license that is necessary to the manufacture of our products, we could be required to suspend the manufacture of products or stop our wafer suppliers from using processes that may infringe the rights of third parties. We cannot assure you that we would be successful in redesigning our products or that the necessary licenses will be available under reasonable terms, or that our existing licensees will renew their licences upon expiration, or that we will be successful in signing new licensees in the future.

   We have historically agreed to indemnify various suppliers and customers for alleged patent infringement. The scope of such indemnity varies, but may, in some instances, include indemnification for damages and expenses, including attorney's fees. We may periodically engage in litigation as a result of these indemnification obligations. We are not currently engaged in any such indemnification proceedings. Our insurance policies exclude coverage for third party claims for patent infringement. Any future obligation to indemnify our customers or suppliers could harm our business, financial condition or results of operations.

     Litigation risks associated with our intellectual property. Litigation is subject to inherent risks and uncertainties that may cause actual results to differ materially from our expectations. Factors that could cause litigation results to differ include, but are not limited to, the discovery of previously unknown facts, changes in the law or in the interpretation of laws, and uncertainties associated with the judicial decision-making process. Furthermore, parties that we have sued and that we may sue for patent infringement may countersue us for infringing their patents.

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

   On or about August 3, 2001, the Lemelson Medical, Education & Research Foundation, or Lemelson Foundation, filed a complaint for patent infringement against us. The suit, captioned Lemelson Medical, Education, & Research Foundation, Limited Partnership vs. Broadcom Corporation, et al., Civil Case No. CIV01 1440PHX MS, was filed in the United States District Court, District of Arizona. The complaint alleges that we, and four other defendants, have infringed certain patents held by the Lemelson Foundation pertaining to bar code scanning technology. By its complaint, the Lemelson Foundation requests that we be enjoined from its allegedly infringing activities and seeks unspecified damages.

   On October 15, 2001, we filed a complaint for patent infringement in the United States District Court for the Northern District of California against Micron Technology, Inc., or Micron. The complaint seeks damages and an injunction against Micron for making, selling, importing or using flash memory cards that infringe our U.S. patent No. 6,149,316.

   On October 31, 2001, we filed a complaint for patent infringement in the United States District Court for the Northern District of California against Memorex Products, Inc., Pretec Electronics Corporation, Ritek Corporation and Power Quotient International Co., Ltd. The complaint seeks damages and injunctions against these companies from making, selling, importing or using flash memory cards that infringe our U.S. patent No. 5,602,987.

   Rapid growth may strain our operations

   Despite actions by us in 2001 to align expense levels with decreased revenues, to accommodate future growth, we must continue to hire, train, motivate and manage our employees. In the past, we have experienced difficulty hiring the necessary engineering, sales and marketing personnel to support our growth. In addition, we must make a significant investment in our existing internal information management systems to support increased manufacturing, as well as accounting and other management related functions. Our systems, procedures and controls may not be adequate to support rapid growth, which could in turn harm our business, financial condition and results of operations.

   Terrorist attacks and threats, and government responses thereto, may negatively impact all aspects of our operations, revenues, costs and stock price

   The recent terrorist attacks in the United States,the U.S. retaliation for these attacks and the related decline in consumer confidence and continued economic weakness have had a substantial adverse impact on our retail sales. If consumer confidence does not recover, our revenues and profitability may be adversely impacted in the fourth quarter of 2001 and beyond.

   In addition, any similar future events may disrupt our operations or those of our customers and suppliers and may affect the availability of materials needed to manufacture our products or the means to transport those materials to manufacturing facilities and finished products to customers. In addition, these events have had and may continue to have an adverse impact on the U.S. and world economy in general and consumer confidence and spending in particular, which could harm our sales. Any of these events could increase volatility in the U.S. and world financial markets which could harm our stock price and may limit the capital resources available to us and our customers or suppliers. This could have a significant impact on our operating results, revenues and costs and may result in increased volatility in the market price of our common stock.

   Our success depends on key personnel, including our executive officers, the loss of whom could disrupt our business

   Our success greatly depends on the continued contributions of our senior management and other key research and development, sales, marketing and operations personnel, including Dr. Eli Harari, our founder, President and Chief Executive Officer. Our success will also depend on our ability to recruit additional highly

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

skilled personnel. We cannot assure you that we will be successful in hiring or retaining such key personnel, or that any of our key personnel will remain employed with us.

   Anti-takeover provisions in our charter documents, stockholder rights plan and in Delaware law could prevent or delay a change in control and, as a result, negatively impact our stockholders

   We have taken a number of actions that could have the effect of discouraging a takeover attempt. For example, we have adopted a stockholder rights plan that would cause substantial dilution to a stockholder, and substantially increase the cost paid by a stockholder, who attempts to acquire us on terms not approved by our board of directors. This could prevent us from being acquired. In addition, our certificate of incorporation grants the board of directors the authority to fix the rights, preferences and privileges of and issue up to 4,000,000 shares of preferred stock without stockholder action. Although we have no present intention to issue shares of preferred stock, such an issuance could have the effect of making it more difficult and less attractive for a third party to acquire a majority of our outstanding voting stock. Preferred stock may also have other rights, including economic rights senior to our common stock that could have a material adverse effect on the market value of our common stock. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law. This section provides that a corporation shall not engage in any business combination with any interested stockholder during the three-year period following the time that such stockholder becomes an interested stockholder. This provision could have the effect of delaying or preventing a change of control of SanDisk.

   Our stock price has been, and may continue to be, volatile

   The market price of our stock has fluctuated significantly in the past and is likely to continue to fluctuate in the future. For example, in the 12 months ending September 30, 2001 our stock price fluctuated significantly from a low of $8.61 to a high of $74.75. We believe that such fluctuations will continue as a result of future announcements concerning us, our competitors or principal customers regarding technological innovations, new product introductions, governmental regulations, litigation or changes in earnings estimates by analysts. In addition, in recent years the stock market has experienced significant price and volume fluctuations and the market prices of the securities of high technology and semiconductor companies have been especially volatile, often for reasons outside the control of the particular companies. These fluctuations as well as general economic, political and market conditions may have an adverse affect on the market price of our common stock. Furthermore, the market price for the notes may be adversely affected by declines in the market price of our common stock or deterioration of our financial performance, declines in the overall market for similar securities and the actual or perceived performance or prospects for companies in our industry.

   Our Digital Portal Inc., or DPI, joint venture has an unproven product and an untested market

   The Digital Photo Kiosk currently under development for DPI has experienced delays in its U.S. market rollout, due primarily to modifications to improve its operation as a standalone, reliable, user-friendly photo printing kiosk. We cannot assure you that these kiosks, once introduced will function reliably as intended, or that they will receive favorable acceptance from consumers in a reasonable period of time. If DPI is unsuccessful our financial results may be harmed.

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


B. On December 19, 2001, we issued the following press release regarding our Convertible Note Offering:

SANDISK CORPORATION TO OFFER $100 MILLION OF CONVERTIBLE SUBORDINATED NOTES

     SUNNYVALE, CA, Dec. 19, 2001 - SanDisk Corporation (Nasdaq: SNDK) announced today that it intends to offer in a private placement, subject to market and other conditions, $100 million in convertible subordinated notes due 2006 in an offering to qualified institutional buyers. The interest rate, conversion rate and offering price are to be determined by negotiations between SanDisk and the initial purchasers of the notes. The offering is expected to close in December 2001. The company intends to grant the initial purchasers a 30-day option to purchase an additional $20 million of notes.

     The net proceeds of the offering will be used for general corporate purposes, including the development of new technologies and fabrication facilities, general working capital and capital expenditures. We may also use a portion of the net proceeds to fund acquisitions of products, technologies or complementary businesses. However, we currently have no commitments or agreements for any specific acquisitions.

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

     This announcement is neither an offer to sell nor a solicitation to buy any of these securities. The securities will not be registered under the Securities Act of 1933, as amended (the "Securities Act"), or any state securities laws, and unless so registered, may not be offered or sold except pursuant to an exemption from the registration requirements of the Securities Act and applicable state laws.

     SanDisk, the world's largest supplier of flash data storage products, designs, manufactures and markets industry-standard, solid-state data, digital imaging and audio storage products using its patented, high density flash memory and controller technology. SanDisk is based in Sunnyvale, CA.

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

                                 SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      SANDISK CORPORATION



Date:  December 19, 2001              By: /s/ Frank A. Calderoni
                                         ------------------------
                                         Name:  Frank A. Calderoni
                                         Title: Senior Vice President, Finance
                                                and Administration, and Chief
                                                Financial Officer


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